Exhibit 10.1

MUTUAL SEPARATION AND

RELEASE AGREEMENT

This Mutual Separation and Release Agreement (the “Mutual Release”) is entered into as of December 20, 2023, between Safe & Green Holdings Corp., a Delaware corporation (the “Company”) and Vanessa Villaverde, an individual (“Ms. Villaverde”). The Company and Ms. Villaverde may be hereinafter referred to collectively as the “Parties”, or individually as a “Party”.

RECITALS

WHEREAS, on or about August 30, 2023, Ms. Villaverde was appointed to the Company’s Board of Directors (the “Board”);

WHEREAS, on or about December 6, 2023, Ms. Villaverde was re-elected to the Company’s Board for a one-year term;

WHEREAS, the Parties have agreed to a mutual separation, whereby Ms. Villaverde will vacate her seat on the Board;

WHEREAS, the Parties have agreed to resolve any and all disputes between the Parties and release all claims each Party may have against the other Party;

NOW, THEREFORE, in consideration of the foregoing recitals and in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SEPARATION AND RELEASE

1.	Withdrawal from Board

The Parties agree that Ms. Villaverde will vacate her Board seat effective December 31, 2023. Ms. Villaverde shall cooperate with the Company in all respects to effectuate her withdrawal from the Board, including the execution of any and all documentation reasonable and necessary thereto. Ms. Villaverde shall not be required to perform any further services as a Board member or Board committee member after December 31, 2023.

2.	Board Fees, RSUs

On or before December 31, 2023, the Company shall pay to Ms. Villaverde all outstanding board fees. The total board fees for Ms. Villaverde’s board service are Thirty Thousand Dollars ($30,000). Additionally, on or before December 31, 2023, the Company shall issue to Ms. Villaverde all unissued restricted stock units (“RSUs”) (RSUs are Twenty Thousand Dollars ($20,000) worth of RSUs per calendar quarter of Board service).

3.	Press Release

The Parties acknowledge that the Company is required to issue a press release and file a form 8K to inform the public markets regarding the withdrawal of Ms. Villaverde from the Company’s Board. The Company will provide a copy of the press release and 8K filing to Ms. Villaverde in advance of the publication for her signed approval, which approval shall not be unreasonably withheld given the time limitations the Company has to comply with 8K filing requirements, and agrees to state that the separation was a mutual decision by the Parties. In receiving the contents of the press release and 8K form in advance of its public disclosure, Ms. Villaverde shall be bound by the confidentiality requirements set forth in Paragraph 6.

4.	Mutual Release

As part of this Mutual Release, it is the desire and intention of the Parties to eliminate any and all claims and potential claims of the Parties against, or between, each other made in, relating to, or that arose as a result of the Consulting Agreement, or any issues related thereto. Therefore, the Parties forever waive, generally release and discharge each other, and all of the parent, subsidiary, and related corporations and entities, past, present, and future, and each of them, as well as their respective partners, directors, officers, members, managers, shareholders, agents, employees and attorneys, past, present, and future, and each of them, from any and all claims, demands, damages, losses, liabilities, payment obligations, causes of action, costs, expenses, and attorney’s fees, of whatever kind or nature, related, directly or indirectly to, or arising out of Ms. Villaverde’s service on the Company’s Board, or any issues related thereto, whether known or unknown, fixed or contingent, accrued or not accrued, matured or not yet matured, asserted or unasserted, whether suspected or unsuspected, and which they now own or hold, or have owned or held at any time prior to execution of this Mutual Release. It is an express condition of and part of the consideration of this Mutual Release, and it is the intention of the Parties that this release shall be effective as to bar each and every claim, demand, damages, loss, liability, payment obligation, cause of action, cost, expense, and attorney’s fees arising out of the Agreement, prior to the execution of this Mutual Release. The Parties acknowledge that the signatories hereto have, in fact, relied on this mutual waiver and general release as a condition to entering into this Mutual Release, and they expressly consent that this mutual waiver and general release shall be given full force and effect according to all of its provisions, including those that relate to unknown or unsuspected claims, demands, damages, losses, liabilities, causes of action, costs, expenses and attorney’s fees. This Mutual Release does not release claims for any breach of this Mutual Release.

5.	Acknowledgement of Mutual Compromise

The Parties hereby acknowledge and agree that the exchanges set forth in this Mutual Release, including the mutual exchanges of promises and covenants between the Parties, reflect a mutual compromise and constitute mutual exchanges of valuable consideration. The Parties agree that this acknowledgement and representation is a material inducement to the Parties entering into this Mutual Release. It is the intention of the Parties to bring full, final, and unconditional resolution of all claims asserted, or which could have been asserted, by either Party against the other.

6.	Confidentiality

Unless otherwise required by law, statute or regulation, the Parties agree that the terms and provisions of this Mutual Release shall remain and be kept strictly confidential and shall not be disclosed, except as required by law. Additionally, a Party may disclose to its attorneys, accountants, and/or financial advisors (“Authorized Individuals”), but only if such relevant person must have such information for the performance of his or her responsibilities, and such Authorized Individuals are informed to keep such information confidential.

7.	No Admission of Liability

The Parties agree that this Mutual Release is a compromise and settlement of each Party’s disputed claims and/or defenses and that neither the execution nor the terms hereof may be construed as an admission of liability on the party of any Party with respect to the disputed matters.

8.	Non-Disparagement

The Parties agree that they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks or statements concerning the other Parties, their businesses, any of their employees or officers, and existing and prospective customers, suppliers, investors, and other associated third parties. If asked about the Parties’ relationship the Parties agree to state that the parties mutually agreed to separate.

9.	Governing Law

This Mutual Release shall be governed in all respects by the laws of the state of Florida, without giving effect to any conflict of laws principles.

10.	Attorney’s Fees and Costs

Each Party shall bear its own attorney’s fees and costs incurred in relation to the negotiation and execution of this Mutual Release. In the event either of the Parties brings an action to enforce any provision of this Mutual Release, the prevailing Party shall be entitled to recover the reasonable attorneys’ fees and costs it incurred in such action.

11.	All Parties as Drafters

The Parties agree that each has reviewed this Mutual Release and contributed to its drafting. Accordingly, none of the Parties shall be construed as the drafter of this Mutual Release, and therefore this Mutual Release shall not be construed against any Party as its drafter.

12.	Severability

If any provision of this Mutual Release is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Mutual Release shall not be affected.

13.	Counterparts

This Mutual Release may be executed in counterparts, each of which shall be deemed an original.

14.	Interpretation

Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions and headings of the sections of this Mutual Release.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates appearing below their names herein.

SAFE & GREEN HOLDINGS CORP

By:	/s/ Paul Galvin
Name:	Paul Galvin
Title:	CEO
Date:	12/20/2023

VANESSA VILLAVERDE

By:	/s/ Vanessa Villaverde
Date:	12/20/2023

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